                                                                    Exhibit 99.3
F O R   I M M E D I A T E   R E L E A S E

                                               February 4, 1998
                                               For more information contact:
                                               Erin Ibele - (419) 247-2800
                                               Ed Lange - (419) 247-2800


                 HEALTH CARE REIT, INC. REPORTS EARNINGS FOR THE
                  THREE MONTHS AND YEAR ENDED DECEMBER 31, 1997


         1997 YEAR END RESULTS                 1997 YEAR END HIGHLIGHTS
         ---------------------                 ------------------------

         o $734 million total assets          o 23% shareholder return
         o $73 million gross income           o 41% asset growth
         o $2.34 per share FFO                o 9% per share FFO growth
         o $2.11 per share dividends          o 90% FFO payout ratio


Toledo, Ohio, February 4, 1998........HEALTH CARE REIT, INC. (NYSE/HCN) today announced the operating results for the year ended December 31, 1997. Funds from operations (FFO) achieved a record level of $51,236,000, or $2.34 per share for the year ended December 31, 1997, a 9.3 percent per share increase from $30,286,000, or $2.14 per share in the prior year.

"The company achieved significant milestones in 1997," commented George L. Chapman, chairman and chief executive officer. "We funded approximately $263 million of new investments, a record level. The recapitalization plan commenced in 1996 was completed, providing the company with an unsecured capital structure, a new revolving credit facility and unsecured credit ratings from Moody's Investors Service and Duff & Phelps Credit Rating Co. During 1998 we intend to continue our investment focus on the long-term care sector and advance our growth strategy of providing capital to emerging health care operators. The company is well positioned for continued growth and success."

For the three months ended December 31, 1997, FFO totaled $14,375,000, or $0.60 per share, as compared with FFO of $9,143,000, or $0.55 per share, for the same period in 1996, an increase of 9.1 percent. Net income for the fourth quarter of 1997 totaled $12,950,000, or $0.54 per share, on revenue of $19,731,000, as compared with net income of $9,046,000, or $0.55 per share, on revenue of $14,818,000 for the three months ended December 31, 1996.

                                                                February 4, 1998
HEALTH CARE REIT, INC.                                                   PAGE 2
--------------------------------------------------------------------------------

Net income for the year ended December 31, 1997, totaled $46,478,000, or $2.12 per share, on revenue of $73,308,000 as compared with net income of $30,676,000, or $2.17 per share, on revenue of $54,402,000 for the year ended 1996.

Revenue growth was generated primarily by new investment activity in 1996 and 1997, which totaled $230,051,000 and $262,646,000, respectively. Investment activity contributed to a 41 percent increase in total assets, which at December 31, 1997 totaled $734,327,000 as compared with total assets of $519,831,000 at December 31, 1996.

The growth in revenue and net income for the three months and year ended December 31, 1997 was offset by non-recurring prepayment fees and gains on the exercise of purchase options earned during the fourth quarter and year ended 1996, which totaled $674,000 and $3,635,000, respectively, as compared with non-recurring prepayment fees of $52,000 and $529,000 earned during the three months and year ended December 31, 1997, respectively.

Dividend payments for the year ended December 31, 1997 totaled $45,804,000, or $2.11 per share as compared with dividend payments of $28,427,000, or $2.08 per share during 1996. Correspondingly, the FFO payout ratio for 1997 was 90% as compared with a FFO payout ratio of 97% for 1996.

In compliance with the Financial Accounting Standards Board Statement No. 128, the company's average number of shares outstanding is reported on a diluted basis. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1997, the company had investments in 183 health care facilities in 29 states and had total assets of approximately $734 million.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, competition in the financing of health care facilities, the availability of capital, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW


     For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code -- HCN

                                      #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                December 31
                                                       -----------------------------
                                                       1997                    1996
                                                       -----------------------------
ASSETS
Real estate investments:
   Real property owned:
     Land                                               $   22,445          $  12,949
     Buildings & improvements                              239,549            136,256
     Construction in progress                               47,050             10,900
                                                         ---------          ---------
                                                           309,044            160,105
     Less accumulated depreciation                         (11,769)            (6,482)
                                                         ---------          ---------
     Total real property owned                             297,275            153,623

Loans receivable                                           412,734            358,182
Direct financing leases                                      7,935             10,876
                                                         ---------          ---------
                                                           717,944            522,681
Less allowance for losses                                   (4,387)            (9,787)
                                                         ---------          ---------
     Net real estate investments                           713,557            512,894

Other Assets:
     Deferred loan expenses                                  2,275              1,432
     Cash and cash equivalents                               1,381                581
     Investment securities                                   9,635                768
     Receivables and other assets                            7,479              4,156
                                                         ---------          ---------
                                                            20,770              6,937
                                                         ---------          ---------
Total assets                                             $ 734,327          $ 519,831
                                                         =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations         $  78,400          $  92,125
     Senior unsecured notes                                162,000             82,000
     Bonds and mortgages payable                             8,670             10,270
     Accrued expenses and other liabilities                 15,333              9,900
                                                         ---------          ---------
Total liabilities                                        $ 264,403          $ 194,295

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - None
     Common Stock, $1.00 par value:
         Authorized - 40,000,000 shares
         Issued and outstanding - 24,341,030
              in 1997 and 18,320,291 in 1996                24,341             18,320
     Capital in excess of par value                        435,603            298,281
     Undistributed net income                                8,841              8,167
     Unrealized gains on investment securities
         available for sale                                  4,671                768
     Unamortized restricted stock                           (3,532)
                                                         ---------          ---------

TOTAL SHAREHOLDERS' EQUITY                               $ 469,924          $ 325,536
                                                         ---------          ---------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                 $ 734,327          $ 519,831
                                                         =========          =========


                             HEALTH CARE REIT, INC.
                              Financial Supplement


CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands except per share data)


                                                         THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                             DECEMBER 31                            DECEMBER 31
                                                  ----------------------------------     ---------------------------------
                                                        1997             1996                    1997              1996
                                                  ----------------- ----------------     ---------------- ----------------
Revenues:
     Interest on loans receivable                   $       12,370     $     9,970          $     45,999    $    36,735
     Prepayment fees                                            52             674                   529          3,059
     Operating leases:
         Rents                                               6,060           3,134                22,178          9,848
         Gain on exercise of options                                                                                155
     Direct financing leases:
         Lease income                                          166             366                 1,238          1,464
         Gain on exercise of options                                                                                421
     Loan and commitment fees                                  955             661                 3,036          2,607
     Other income                                              128              13                   328            113
                                                    --------------     -----------          ------------    -----------
                                                    $       19,731     $    14,818          $     73,308    $    54,402

Expenses:
     Interest expense                               $        3,732     $     3,372          $     15,365    $    14,635
     Provision for depreciation                              1,477             771                 5,287          2,427
     General and administrative                              1,252           1,264                 4,858          4,448
     Loan expense                                              170             215                   720            808
     Provision for losses                                      150             150                   600            600
     Disposition of investments                                                                                     808
                                                    --------------     -----------          ------------    -----------
                                                             6,781           5,772                26,830         23,726
                                                    --------------     -----------          ------------    -----------

Net Income                                          $       12,950     $     9,046          $     46,478    $    30,676
                                                    ==============     ===========          ============    ===========

Average number of shares outstanding:
     Basic                                                  23,434          16,410                21,594         14,093
     Diluted                                                23,805          16,496                21,929         14,150

Net income per share:
     Basic                                          $         0.55     $      0.55          $       2.15    $      2.18
     Diluted                                                  0.54            0.55                  2.12           2.17

Funds from operations                               $       14,375     $     9,143          $     51,236    $    30,286

Funds from operations per share:
     Basic                                          $         0.61     $      0.56          $       2.37    $      2.15
     Diluted                                                  0.60            0.55                  2.34           2.14

Dividends per share                                 $        0.535     $     0.520          $      2.110    $     2.080



HEALTH CARE REIT, INC.
Financial Supplement - December 31, 1997

PORTFOLIO COMPOSITION ($000's)                                                                             Exhibit 1

BALANCE SHEET DATA                       # Properties         # Beds/Units           Balance           % Balance
                                      -------------------- ------------------- -------------------- -----------------
  Loans Receivable                              86                8,948           $    412,735               58%
  Real Property                                 94                7,112                297,274               41%
  Direct Financing Leases                        3                  243                  7,935                1%
                                      -------------------- ------------------ --------------------- -----------------
Gross Real Estate Invest.                      183               16,303           $    717,944              100%



INVESTMENT DATA                          # Properties        # Beds/Units        Investment (1)         % Investment
                                      -------------------- ------------------ --------------------- -----------------
  Assisted Living Facilities                   116                7,812           $    350,159               48%
  Nursing Homes                                 49                6,430                233,103               32%
  Retirement Centers                            10                1,054                 47,332                6%
  Specialty Care Facilities                      6                  713                 92,591               13%
  Behavioral Care                                2                  294                 10,324                1%
                                      -------------------- ------------------ --------------------- -----------------
                                               183               16,303           $    733,509              100%


INVESTMENT BY OWNER TYPE                 # Properties        # Beds/Units        Investment (1)       % Investment
                                      -------------------- ------------------ --------------------- -----------------
  Publicly Traded                               89                6,589           $    321,438               44%
  Key Private                                   53                5,167                254,215               35%
  Privately Held                                41                4,547                157,856               21%
                                      -------------------- ------------------ --------------------- -----------------
                                               183               16,303           $    733,509              100%

Notes:  (1) Total investments include real estate investments and credit enhancements which amounted to $717,944,000 and $15,565,000 respectively.



REVENUE COMPOSITION ($000's)                                                                             Exhibit 2
                                                    Three Months Ended                        Year Ended
                                                     December 31, 1997                     December 31, 1997
                                             ----------------------------------      ------------------------------
REVENUE BY INVESTMENT TYPE
  Mortg. Loans & Other Loans                   $      12,885           65%             $    48,605           66%
  Real Property                                        6,678           34%                  23,460           32%
  Direct Financing Leases                                168            1%                   1,243            2%
                                             ----------------- ----------------      ---------------- --------------
                                               $      19,731          100%             $    73,308          100%
REVENUE BY FACILITY TYPE
  Nursing Homes                                $       7,249           37%             $    29,829           41%
  Assisted Living Facilities                           8,508           43%                  28,348           38%
  Specialty Care Facilities                            2,834           14%                  10,979           15%
  Retirement Centers                                   1,140            6%                   4,152            6%
  Behavioral Care                                          0            0%                       0            0%
                                             ----------------- ----------------      ---------------- --------------
                                               $      19,731          100%             $    73,308          100%

REVENUE BY OWNER TYPE
  Publicly Traded                              $       8,240           42%             $    29,624           40%
  Key Private                                          7,462           38%                  27,002           37%
  Privately Held                                       4,029           20%                  16,682           23%
                                             ----------------- ----------------      ---------------- --------------
                                               $      19,731          100%             $    73,308          100%



REVENUE COMPOSITION (CONTINUED) ($000's)                                                            Exhibit 3

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES
                        Current Lease          Current Interest          Interest and
      Year               Revenue (1)             Revenue (1)             Lease Revenue          % of Total
------------------ ------------------------ ----------------------- ------------------------ ------------------
      1998             $        850             $          0             $        850                 1%
      1999                      400                      843                    1,243                 2%
      2000                      380                    1,683                    2,063                 3%
      2001                        0                    3,732                    3,732                 5%
      2002                      224                    1,725                    1,949                 2%
   Thereafter                31,652                   38,060                   69,712                87%
                   ------------------------ ----------------------- ------------------------ ------------------
                       $     33,506             $     46,043             $     79,549               100%

Notes: (1) Revenue impact by year, annualized



COMMITTED INVESTMENT BALANCES ($000's)
                                                                                                    Exhibit 4


                                                                                Committed Balance    Investment per
                                         # Properties         # Beds/Units             (1)              Bed/Unit
                                      -------------------- ------------------- -------------------- ------------------
  Assisted Living Facilities                   116                7,812          $     521,313        $      66,732
  Nursing Homes                                 49                6,430                245,776               38,223
  Retirement Centers                            10                1,054                 52,496               49,807
  Specialty Care Facilities                      6                  713                 92,591              129,861
  Behavioral Care                                2                  294                 10,324               35,115
                                      -------------------- ------------------ --------------------- ------------------
                                               183               16,303          $     922,500                  n/a

Notes: (1) Committed Balance includes real estate investments, credit enhancements and unfunded commitments for which initial funding had commenced.



OPERATOR CONCENTRATION ($000's)

                                                                                                    Exhibit 5

CONCENTRATION BY INVESTMENT                        # Properties             Investment             % Investment
                                              ----------------------- ----------------------- -----------------------
  Life Care Centers of America, Inc..                    12               $    75,212                    10%
  Olympus Healthcare Group, Inc.                         11                    63,064                     9%
  Kapson Senior Quarters                                  6                    59,156                     8%
  Greenbriar Corporation                                 15                    57,866                     8%
  Doctors Corporation of America                          3                    49,311                     7%
  Remaining Operators                                   136                   428,900                    58%
                                              ----------------------- ----------------------- -----------------------
                                                        183               $   733,509                   100%


CONCENTRATION BY REVENUE                           # Properties           Revenue (1)               % Revenue
                                              ----------------------- ----------------------- -----------------------
  Olympus Healthcare Group, Inc.                         11               $     9,253                    13%
  Life Care Centers of America, Inc.                     12                     7,536                    10%
  Doctors Corporation of America                          3                     5,908                     8%
  Kapson Senior Quarters                                  6                     4,975                     7%
  Alternative Living Services                            27                     4,909                     7%
  Remaining Operators                                   124                    40,727                    55%
                                              ----------------------- ----------------------- -----------------------
                                                        183               $    73,308                   100%

Notes: (1) Year ended December 31, 1997


SELECTED FACILITY DATA
                                                                                                       Exhibit 6

                                                        % Private Pay         Coverage Before       Coverage After
                                      Occupancy          and Medicare            Mgt. Fees             Mgt. Fees
                                   ----------------- --------------------- ---------------------- --------------------
Nursing Homes                            85%                    39%                2.17x                 1.60x
Assisted Living Facilities               89%                   100%                1.44x                 1.26x
Retirement Centers                       96%                   100%                1.88x                 1.63x
Specialty Care Facilities                44%                    64%                3.50x                 3.01x
Behavioral Care                          n/a                    n/a                 n/a                   n/a
                                                                           ---------------------- --------------------
                                                                                   2.20x                 1.79x


Notes: (1)  Facility Data reported as of September 30, 1997



SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000's)                                                       Exhibit 7

                                         Balance      % Investment
                                      --------------- -----------------

Cross Defaulted                        $   587,428          82%  of gross real estate investments
Cross Collateralized                       329,101          81% of mortgage loans
Bank Letters of Credit & Cash               39,159           4% of committed balance



CURRENT CAPITALIZATION ($000's)          Balance         % Balance                   Leverage & Performance Ratios
                                      --------------- -----------------         ----------------------------------------

Borrowings Under Bank Lines            $    78,400           9%                 Debt/Total Mkt. Cap               27%
Long-Term Debt Obligations                 170,670          18%                 Debt/Mkt. Cap                     36%
Market Capitalization                      684,591          73%                 Interest Coverage      4.07x 4th Qtr.
                                      --------------- -----------------
   Total Market Capitalization         $   933,661         100%                                             3.97x LTM

                                                                                FFO Payout Ratio                 90%



DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000's)
                                                                                                        Exhibit  8

      Year          Bank Lines of Credit         Senior Notes             Other Debt               Total
------------------ ------------------------ ----------------------- ------------------------ ------------------
      1998              $         0             $      22,000            $       1,242         $     23,242
      1999                    5,400                         0                       90                5,490
      2000                   73,000                    35,000                       99              108,099
      2001                        0                    10,000                      109               10,109
      2002                        0                    20,000                      121               20,121
      2003                        0                    35,000                      133               35,133
      2004                        0                    40,000                      186               40,186
      2005                        0                         0                      549                  549
   Thereafter                     0                         0                    6,141                6,141
                   ------------------------ ----------------------- ------------------------ ------------------
                        $    78,400             $     162,000            $       8,670         $    249,070


      INVESTMENT ACTIVITY ($000's)
                                                                                                             Exhibit 9

                                                 Three Months Ended                              Year Ended
                                                 December 31, 1997                           December 31, 1997
                                        ---------------------------------           ---------------------------------
      FUNDING BY INVESTMENT TYPE
        Mortgage Loans & Other Loans       $    11,551           14%                    $    46,231           18%
        Real Property                           17,988           23%                         66,779           25%
        Construction Advances                   46,465           58%                        144,672           55%
        Equity Related Investments               4,078            5%                          4,964            2%
                                          ----------------- ---------------           ---------------- ----------------
        Total                              $    80,082          100%                    $   262,646          100%

      FUNDING BY FACILITY TYPE
        Nursing Homes                      $     4,549            6%                    $    28,432           11%
        Assisted Living Facilities              61,152           76%                        183,271           70%
        Retirement Centers                      10,145           13%                         21,752            8%
        Specialty Care Facilities                    0            0%                         24,940            9%
        Behavioral Care                          4,236            5%                          4,251            2%
                                          ----------------- ---------------           ---------------- ----------------
        Total                              $    80,082          100%                    $   262,646          100%